Exhibit 8.2

October 15, 2024	Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

Marex Group plc

155 Bishopsgate

London, EC2M 3TQ

United Kingdom

Registration Statement on Form F-1

Ladies and Gentlemen:

We are rendering this opinion as special United States federal income tax counsel to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the filing of the Company’s registration statement on Form F-1, (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the Company’s offering, on a continuous basis, of up to $600,000,000 aggregate principal amount of the Company’s Senior Notes Due Nine Months or More from Date of Issue (the “Notes”). The Notes will be issued by the Company, from time to time, pursuant to a senior indenture, dated as of October 15, 2024 (as may be amended or supplemented from time to time hereafter, the “Indenture”), between the Company and Citibank, N.A. (the “Trustee”).

We have reviewed the discussion set forth under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the prospectus for the debt securities dated October 15, 2024 (the “Prospectus”). Based upon current law, we confirm that the statements of United States federal income tax law set forth under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Prospectus, subject to the limitations and qualifications contained therein, are accurate in all material respects. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” and “Legal Opinions” in the Prospectus filed with the Registration Statement. We further consent to your filing a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” set forth in the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

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